SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)

                                  PCCW Limited
                                (Name of Issuer)

                                 Ordinary Shares
                         (Title of Class of Securities)

                                    70454G207
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


CUSIP No. .............................................................70454G207

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...............................................467,366,726

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..........................................467,366,726

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person....467,366,726

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................8.70%

12)  Type of Reporting Person.................................................HC




CUSIP No. .............................................................70454G207

1)  Name of Reporting Person........................Lehman Brothers Finance S.A.

     S.S. or I.R.S. Identification No. of Above Person................22-3515005

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization............................Switzerland

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................40,905,392

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................40,905,392

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....40,905,392

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.76%

12)  Type of Reporting Person.................................................CO




CUSIP No. .............................................................70454G207

1)  Name of Reporting Person...............................LBCCA Holdings I Inc.

     S.S. or I.R.S. Identification No. of Above Person............... 13-3996593

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...............................................208,972,744

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..........................................208,972,744

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person....208,972,744

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................3.89%

12)  Type of Reporting Person.................................................CO



CUSIP No. .............................................................70454G207

1)  Name of Reporting Person..............................LBCCA Holdings II Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3996596

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...............................................208,972,745

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..........................................208,972,745

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person....208,972,745

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................3.89%

12)  Type of Reporting Person.................................................CO



CUSIP No. .............................................................70454G207

1) Name of Reporting Person...............Lehman Brothers Commercial Corporation
                                                                    Asia Limited

     S.S. or I.R.S. Identification No. of Above Person................22-3335453

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization..............................Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...............................................417,945,489

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..........................................417,945,489

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person....417,945,489

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................7.78%

12)  Type of Reporting Person.................................................CO


CUSIP No. .............................................................70454G207

1) Name of Reporting
Person...............................Lehman Brothers UK Holdings (Delaware) Inc.

     S.S. or I.R.S. Identification No. of Above Person................22-3335453

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,515,845

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,515,845

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,515,845

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.16%

12)  Type of Reporting Person.................................................CO


CUSIP No. .............................................................70454G207

1) Name of Reporting
Person....................................Lehman Brothers Spain Holdings Limited

     S.S. or I.R.S. Identification No. of Above Person..................26-82326

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,515,845

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,515,845

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,515,845

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.16%

12)  Type of Reporting Person.................................................OO


CUSIP No. .............................................................70454G207

1) Name of Reporting
Person...............................Lehman Brothers Luxembourg Investments Sarl

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.............................Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,515,845

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,515,845

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,515,845

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.16%

12)  Type of Reporting Person.................................................OO



CUSIP No. .............................................................70454G207

1) Name of Reporting
Person..........................................Lehman Brothers UK Holdings Ltd.

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,515,845

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,515,845

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,515,845

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.16%

12)  Type of Reporting Person.................................................OO


CUSIP No. .............................................................70454G207

1) Name of Reporting
Person..............................................Lehman Brothers Holdings Plc

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,515,845

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,515,845

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,515,845

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.16%

12)  Type of Reporting Person.................................................OO


CUSIP No. .............................................................70454G207

1) Name of Reporting
Person.....................................Lehman Brothers International(Europe)

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................8,515,845

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................8,515,845

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......8,515,845

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.16%

12)  Type of Reporting Person.................................................OO



Item 1(a).    Name of Issuer:

                  PCCW Limited

Item 1(b).    Address of Issuer's Principal Executive Offices:

                  39th Floor, PCCW Tower,
                  TaiKoo Place, 979 King's Road
                  Quarry Bay, Hong Kong K3 00000


Item 2(a).    Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Finance S.A.
                  LBCCA Holdings I Inc.
                  LBCCA Holdings II Inc.
                  Lehman Brothers Commercial Corporation Asia Limited Lehman Brothers UK Holdings (Delaware) Inc.
                  Lehman Brothers Spain Holdings Limited
                  Lehman Brothers Luxembourg Investments Sarl
                  Lehman Brothers UK Holdings Ltd.
                  Lehman Brothers Holdings Plc
                  Lehman Brothers International (Europe)


Item 2(b).    Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Finance S.A.
                  Talstrasse 82
                  Zurich, CH8021 CHE

                  LBCCA Holdings I Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LBCCA Holdings II Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Commercial Corporation Asia Limited Level 38, One Pacific Place
                  88 Queensway Hong Kong

                  Lehman Brothers UK Holdings (Delaware) Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Spain Holdings Limited
                  25 Bank Street
                  London E145LE England

                  Lehman Brothers Luxembourg Investments Sarl
                  7, Val Sainte-Croix
                  L-1371 Luxembourg

                  Lehman Brothers UK Holdings Ltd.
                  25 Bank Street
                  London E145LE England

                  Lehman Brothers Holdings Plc
                  25 Bank Street
                  London E145LE England

                  Lehman Brothers International (Europe)
                  25 Bank Street
                  London E145LE England


Item 2(c).        Citizenship or Place of Organization:

         Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Finance S.A. ("LBF S.A.") is a corporation organized under the laws of Switzerland.

         LBCCA Holdings I Inc. ("LBCCA I") is a corporation organized under the laws of the State of Delaware.

         LBCCA Holdings II Inc. ("LBCCA II") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Commercial Corporation Asia Limited ("LBCCA") is a corporation organized under the laws of Hong Kong.

         Lehman Brothers UK Holdings (Delaware) Inc. ("LB UK Delaware") is a corporation organized under the laws of the State of Delaware.

         Lehman Brothers Spain Holdings Limited ("LB Spain Holdings") is a limited liability company organized under the laws of the United Kingdom.

         Lehman Brothers Luxembourg Investments Sarl ("LB Lux Sarl") is a limited liability company organized under the laws of Luxembourg.

         Lehman Brothers UK Holdings Ltd. ("LB UK Holdings") is a limited liability company organized under the laws of the United Kingdom.

         Lehman Brothers Holdings Plc ("LBH Plc") is a public limited company organized under the laws of the United Kingdom.

         Lehman Brothers International (Europe) ("LBIE") is an unlimited liability company organized under the laws of the United Kingdom.



Item 2(d).    Title of Class of Securities:

              Ordinary Shares

Item 2(e).    CUSIP Number:

              70454G207

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)
                      (ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership

              (a) Amount Beneficially Owned

                  See Item 9 of cover page.

              (b) Percent of Class:

                  See Item 11 of cover page.

              (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.




         The aggregate amount of Ordinary Shares reported includes (a) 108,398,180 Ordinary Shares that may be acquired by certain of the Reporting Persons in exchange for or on conversion of exchangeable or convertible bonds, (b) 103,999,999 Ordinary Shares that have been loaned to certain of the Reporting Persons pursuant to a share lending agreement and (c) 148,783,796 Ordinary Shares held by certain of the Reporting Persons as security trustee under a share charge (pledge) agreement. Each of the Reporting Persons that has included any of the shares described in (b) and (c) above in its reported beneficial ownership amounts disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.


Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBCCA is the actual owner of 417,945,489 Ordinary Shares. LBCCA is 50% owned by LBCCA I and 50% owned by LBCCA II. Both LBCCA I and LBCCA II are wholly-owned subsidiaries of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBCCA I and LBCCA II may be deemed to be the beneficial owners of the Ordinary Shares owned by LBCCA.

                  LBF S.A. is the actual owner of 40,905,392 Ordinary Shares. LBF S.A. is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Ordinary Shares owned by LBF S.A.

                  LBIE is the actual owner of 8,515,845 Ordinary Shares. LBIE is a wholly-owned subsidiary of LBH Plc which is a wholly-owned subsidiary of LB UK Holdings which is a wholly-owned subsidiary of LB Lux Sarl which is a wholly-owned subsidiary of LB Spain Holdings which is a wholly-owned subsidiary of LB UK Delaware which is a wholly-owned subsidiary of Holdings.


Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable


Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005

LEHMAN BROTHERS HOLDINGS INC.

By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Vice President


LEHMAN BROTHERS FINANCE S.A.

By: /s/ Barrett S. DiPaolo
    Name: Barrett S. DiPaolo
    Title:Authorized Signatory


LBCCA HOLDINGS I INC.

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory

LBCCA HOLDINGS II INC.


By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS COMMERCIAL CORPORATION ASIA LIMITED

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS (DELAWARE) INC.

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS SPAIN HOLDINGS LIMITED

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS LUXEMBOURG INVESTMENTS SARL

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.

By: /s/ Barrett S. DiPaolo
    Name: Barrett S. DiPaolo
    Title:Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory




                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2005

LEHMAN BROTHERS HOLDINGS INC.


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Vice President


LEHMAN BROTHERS FINANCE S.A.

By: /s/ Barrett S. DiPaolo
    Name: Barrett S. DiPaolo
    Title:Authorized Signatory


LBCCA HOLDINGS I INC.

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory

LBCCA HOLDINGS II INC.


By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS COMMERCIAL CORPORATION ASIA LIMITED

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory

LEHMAN BROTHERS UK HOLDINGS (DELAWARE) INC.

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS SPAIN HOLDINGS LIMITED

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS LUXEMBOURG INVESTMENTS SARL

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.

By: /s/ Barrett S. DiPaolo
    Name: Barrett S. DiPaolo
    Title:Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:  /s/ Barrett S. DiPaolo
     Name:  Barrett S. DiPaolo
     Title: Authorized Signatory